Exhibit 99.15

DIRECT VET MARKETING, INC.

January    , 2019

Dear Direct Vet Marketing Stockholders:

On April 20, 2018, the Board of Directors of Direct Vet Marketing, Inc. (the “Company”), and the Board of Directors of Henry Schein, Inc. (“Harbor”), agreed to a transaction in which Harbor will spin off its animal health business and merge it with the Company, pursuant to (a) a Contribution and Distribution Agreement (as amended, the “CDA”), by and among Harbor, HS Spinco, Inc., a direct, wholly owned subsidiary of Harbor (“Spinco”), the Company, and Shareholder Representative Services LLC, solely in its capacity as the representative of the stockholders of the Company (the “Stockholders’ Representative”), and (b) an Agreement and Plan of Merger (as amended, the “Merger Agreement”), by and among Harbor, Spinco, HS Merger Sub, Inc., an indirect, wholly owned subsidiary of Spinco (“Merger Sub”), the Company, and the Stockholders’ Representative. The transactions contemplated by the Merger Agreement are hereinafter referred to as the “Merger”, and the Merger, together with the transactions contemplated by the CDA, are hereinafter referred to as the “Transaction”.

The Transaction principally includes: (i) the contribution by Harbor of its animal health business to Spinco, (ii) the distribution of all shares of Spinco common stock held by Harbor to its stockholders; and (iii) the merger of the Merger Sub with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Spinco. The several steps comprising the Transaction, including the consummation of the Merger, will take place on the same date, which is currently anticipated to be February 4, 2019, subject to the satisfaction of customary conditions to closing. Effective as of the completion of the Transaction, the combined businesses will operate under Spinco, which will thereafter be renamed “Covetrus”. The Transaction will enable the combined businesses to create an innovative approach to advancing the delivery of animal health care, which is designed to benefit veterinarians, manufacturers, pet owners, and their pets.

In connection with the Transaction, Spinco has filed a Registration Statement on Form S-4/S-1 (as amended or supplemented, including post-effective amendments and supplements, the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”), which was declared effective by the SEC on             (File No. 333-229026). The purpose of the Registration Statement is to register the shares that will be received by you and the stockholders of Harbor pursuant to the terms of the Merger Agreement and the CDA. The Registration Statement contains a prospectus dated             (the “Prospectus”), which is attached hereto as Annex A. You may also locate a copy of the Prospectus at: https://www.sec.gov/. Spinco’s common stock will be listed on the Nasdaq Global Select Market.

At the effective time of the Merger, each outstanding share of the Company’s common stock and preferred stock (other than any “Excluded Shares” (as such term is defined in the Merger Agreement)) will be exchanged for the right to receive a certain number of shares of Spinco common stock. In addition, each outstanding share of the Company’s capital stock (other than any Excluded Shares) will entitle the holder to a non-transferrable contingent right to a potential cash payment from Spinco in connection with certain post-closing adjustments. Please see “The Merger Agreement—Merger Consideration” and “The Merger Agreement—Escrowed Shares” in the Prospectus for sample calculations and more information on the expected Merger consideration.

More information about the Merger (the “Summary of Terms”), including a detailed description of the form and amount of the consideration to be received by the Company’s stockholders, is contained in the Prospectus under the heading “The Merger Agreement,” and more information about the Contribution is contained in the Prospectus under the heading “The Contribution and Distribution Agreement”. The

Summary of Terms sets forth certain information regarding the terms of the Merger Agreement and the proposed Merger, and does not purport to be all inclusive. The Merger Agreement and each of the actual documents which have been provided to you should be reviewed carefully, and the Summary of Terms is qualified in its entirety by reference to the Merger Agreement and each of the actual documents which are being provided to you with this letter.

The Board has concluded that the Merger is in the best interests of the Company and its stockholders and has unanimously approved the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement.

THEREFORE, THE BOARD RECOMMENDS THAT YOU VOTE TO APPROVE AND ADOPT THE MERGER, THE MERGER AGREEMENT AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

The Merger cannot be completed unless you vote to adopt the Merger Agreement and thereby approve the Merger.

Enclosed for your review and consideration are the following documents (collectively, the “Merger Materials”):

•	ANNEX A – the Prospectus

•	ANNEX B – Written Consent of Stockholders of the Company (“Written Consent”)

•	Exhibit A to Written Consent of Stockholders – Merger Agreement

•	Exhibit B to Written Consent of Stockholders – Escrow Agreement

•	Exhibit C to Written Consent of Stockholders – Form of Certificate of Merger

•	Exhibit D to Written Consent of Stockholders – Investor Agreements

•	ANNEX C – Appraisal Rights Notice

Each of the Merger Materials should be reviewed carefully and in full. If, after review of the Merger Materials, you approve of the Merger, the Merger Agreement, the CDA, and the other transactions contemplated by the Merger Agreement and the CDA, please execute the enclosed Written Consent of Stockholders and return it to Company’s counsel, Morgan, Lewis & Bockius LLP, by following the delivery instructions below.

The executed Written Consent of Stockholders should be delivered immediately by PDF to zachary.zemlin@morganlewis.com, with the original to follow by mail, overnight courier or hand to:

Morgan, Lewis & Bockius LLP

One Federal Street

Boston, MA 02110

Attn: Zachary E. Zemlin

The Company would like to answer any questions you may have, and provide you with any information reasonably available in connection with your consideration of the matters covered by this letter. If you have any questions or would like to review additional information, please immediately contact Erin Brennan via email at Erin.Brennan@vetsfirstchoice.com.

Please note that the Transaction constitutes a “Sale of the Company” under the Company’s Fifth Amended and Restated Voting Agreement (the “Voting Agreement”), and stockholders of the Company constituting “Selling Investors” (as defined in the Voting Agreement) have determined that the “Drag-Along” provisions of Section 3 of the Voting Agreement will apply to the Transaction. Accordingly, those stockholders who or which are parties to the Voting Agreement will be subject to the requirements and the restrictions regarding the exercise of their vote with respect to the Merger as are set forth in the Voting Agreement.

We are excited about the Transaction and the opportunities that it presents. We sincerely appreciate your past support, which has helped bring us to this important state of the Company’s development.

Sincerely,

Direct Vet Marketing, Inc.

By:
Benjamin Shaw
Chief Executive Officer

ANNEX A

PROSPECTUS

[See attached]

ANNEX B

WRITTEN CONSENT OF STOCKHOLDERS OF THE COMPANY

[See attached]

DIRECT VET MARKETING, INC.

WRITTEN CONSENT OF THE STOCKHOLDERS

January    , 2019

The undersigned, being the holders of shares of the Common Stock and/or Preferred Stock of Direct Vet Marketing, Inc. (the “Corporation”), each acting pursuant to (x) Section 228(a) of the Delaware General Corporation Law (the “DGCL”), (y) the Corporation’s Bylaws and (z) the Sixth Amended and Restated Certificate of Incorporation of the Corporation (the “Restated Certificate”), hereby consent, in lieu of a meeting, to the adoption of the following recitals and resolutions (this “Written Consent”):

Approval of Merger and Merger Agreement

WHEREAS, the Board of Directors of the Corporation (the “Board”) has considered and approved the transactions contemplated by the Agreement and Plan of Merger, dated as of April 20, 2018 (the “Original Merger Agreement”), by and among Henry Schein, Inc. (“Harbor”), HS Spinco, Inc., a wholly owned subsidiary of Harbor (“Spinco”), HS Merger Sub, Inc., a wholly owned subsidiary of Spinco (“Merger Sub”), the Corporation, and Shareholder Representative Services LLC, solely in its capacity as the Voyager Stockholders’ Representative (“SRS”), as amended by that certain Amendment No. 1 to Contribution and Distribution Agreement and Amendment No. 1 to Merger Agreement, dated as of September 14, 2018, by and among Harbor, Spinco, Merger Sub, the Corporation, and SRS (the “Amendment No. 1 to Merger Agreement and CDA”), and as further amended by that certain Amendment No. 3 to Contribution and Distribution Agreement and Amendment No. 2 to Merger Agreement, dated as of December 25, 2018, by and among Harbor, Spinco, Merger Sub, the Corporation, and SRS (the “Amendment No. 2 to Merger Agreement and Amendment No. 3 to CDA”; and together with the Original Merger Agreement, the Amendment No. 1 to Merger Agreement and CDA, and all amendments, exhibits, documents, and schedules listed therein or attached thereto, the “Merger Agreement”), a copy of which is attached hereto as Exhibit A;

WHEREAS, the Board has considered and approved the transactions contemplated by the Contribution and Distribution Agreement, dated April 20, 2018 (the “Original CDA”), by and among Harbor, Spinco, the Corporation, and SRS, as amended by the Amendment No. 1 to Merger Agreement and CDA, as further amended by that certain Amendment No. 2 to Contribution and Distribution Agreement, dated November 30, 2018 (the “Amendment No. 2 to CDA”), by and among Harbor, Spinco, the Corporation, and SRS, and as further amended by the Amendment No. 2 to Merger Agreement and Amendment No. 3 to CDA (the Original CDA, the Amendment No. 2 to CDA, the Amendment No. 2 to Merger Agreement and Amendment No. 3 to CDA, and all amendments, exhibits, documents, and schedules listed therein or attached thereto, hereinafter, the “Contribution and Distribution Agreement” or “CDA”), a copy of which is attached hereto as Exhibit B;

WHEREAS, in furtherance of the transactions contemplated by the Merger Agreement and the Contribution and Distribution Agreement, Spinco has filed a registration statement on Form S-4 and Form S-1 under the Securities Act of 1933, as amended, which became effective by the U.S. Securities and Exchange Commission (the “SEC”) on January    , 2019 (File No. 333-229026) (the “Registration Statement”), a copy of which may be found at www.sec.gov;

WHEREAS, a copy of the prospectus which forms a part of the Registration Statement (the “Prospectus”) has been provided to the undersigned stockholders;

WHEREAS, a copy of the Merger Agreement and the CDA have been filed with the SEC as exhibits to the Registration Statement and provided to the undersigned stockholders in connection with the solicitation of this Written Consent;

WHEREAS, the Merger Agreement provides that, among other things (i) Merger Sub will be merged with and into the Corporation, with the Corporation continuing its corporate existence under the DGCL as the surviving corporation (the “Surviving Corporation”) and as a wholly owned subsidiary of Spinco (the “Merger”); and (ii) the Corporation’s outstanding capital stock (other than Dissenting Shares) shall be converted into the right to receive the Per Share Merger Consideration, which shall consist of shares of Spinco Common Stock;

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement;

WHEREAS, pursuant to the resolutions duly adopted at special meetings of the Board held on April 20, 2018 and January 4, 2019 (the “Board Resolutions”) attached hereto as Exhibit C, the Board has (i) declared the advisability of the Merger, the Merger Agreement and the transactions and agreements contemplated thereby (including the Escrow Agreement (hereinafter defined) and the arrangements relating thereto including, without limitation, the deposit of the Escrowed Shares in the Escrow Account); (ii) declared the advisability of the Contribution and Distribution Agreement and the transactions and agreements contemplated thereby; (iii) declared that the Merger, the Merger Agreement, the Contribution and Distribution Agreement and the transactions and agreements contemplated thereby are on terms that are fair to, and in the best interests of, the Corporation and the stockholders of the Corporation; (iv) authorized, approved and adopted the Merger Agreement, the Contribution and Distribution Agreement, and the respective transactions and agreements contemplated thereby; and (v) directed that the Merger and the Merger Agreement be submitted to the stockholders of the Corporation for their approval;

WHEREAS, in connection with, and as a condition to the completion of the Merger, SRS, as Stockholders’ Representative, will enter into an Escrow Agreement, in substantially the form attached hereto as Exhibit D (the “Escrow Agreement”) providing, among other things, that a number of shares of Spinco Common Stock equal to 1.84% of the shares of Spinco Common Stock issued and outstanding on a fully diluted basis after giving effect to the Merger shall be deposited in the Escrow Account and held for purposes of (i) the post-closing adjustment determined pursuant to Section 3.1 of the Merger Agreement and (ii) indemnifying certain persons with respect to the matters described in the Merger Agreement;

WHEREAS, the consummation of the transactions contemplated by the Merger Agreement would constitute a “Deemed Liquidation Event” under the Restated Certificate;

WHEREAS, the holders of (a) at least sixty percent (60%) of the outstanding shares of preferred stock of the Corporation (“Preferred Stock”), voting together as a single class on an as-converted basis, (b) at least a majority of the outstanding shares of Series D Preferred, (c) at least a majority of the outstanding Series E Preferred, and (d) at least seventy percent (70%) of the outstanding shares of Series F Preferred, (i) waived payment of any and all Cumulative Dividends (as defined in the Restated Certificate) arising as a result of the Transactions pursuant to Article FOURTH of the Restated Certificate, or otherwise in connection with the conversion of any shares of Preferred Stock into shares of common stock of the Corporation (“Common Stock”) prior to the consummation of the Transactions, subject to and conditioned upon the consummation of the transactions contemplated by the Merger Agreement, shall not be a “Deemed Liquidation Event”;

WHEREAS, pursuant to Article FOURTH, Section B.3.3.1(a) of the Restated Certificate, the Corporation shall not effect any Deemed Liquidation Event without the written consent or affirmative vote of the Majority Holders (as defined in the Restated Certificate);

WHEREAS, pursuant to Article FOURTH, Section B.3.3.2 of the Restated Certificate, the Corporation shall not amend, alter, or repeal any provision of the Restated Certificate in a manner that adversely affects the powers, preferences or rights of any of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, or Series F Preferred, in each case without the affirmative vote of the holders of a majority of the outstanding shares of the adversely affected series of Preferred Stock;

WHEREAS, pursuant to Article FOURTH, Section B.3.3.3(b) of the Restated Certificate, the Corporation shall not, on or before July 2, 2019, effect a Deemed Liquidation Event without the affirmative vote of the holders of a majority of the outstanding shares of Series E Preferred;

WHEREAS, pursuant to Article FOURTH, Section B.3.3.4(b) of the Restated Certificate, the Corporation shall not amend, alter or repeal any provision of the Restated Certificate in a manner that adversely affects the powers, preferences or rights of the Series F Preferred without the affirmative vote of the holders of a majority of the outstanding shares of Series F Preferred;

WHEREAS, the undersigned, constitute (a) at least a majority of the outstanding shares of Series A Preferred, (b) at least a majority of the outstanding shares of Series B Preferred, (c) at least a majority of the outstanding shares of Series C Preferred, (d) at least a majority of the outstanding shares of Series D Preferred, (e) at least a majority of the outstanding shares of Series E Preferred, (f) at least seventy percent (70%) of the outstanding shares of Series F Preferred, (g) at least a majority of the outstanding shares of Common Stock, (h) at least sixty percent (60%) of the shares of the Preferred Stock, voting together as a single class on an as-converted basis, and (i) the Majority Holders (as defined in the Restated Certificate) (collectively, the “Required Stockholders”), and desire to approve the Merger and adopt the Merger Agreement in accordance with Article FOURTH Sections B.3.3.1(a), B.3.3.2, B.3.3.3(b), and B.3.3.4(b) of the Restated Certificate, as applicable;

WHEREAS, pursuant to Section 144 of the DGCL, no contract or transaction between the Corporation and one or more of its directors or officers or any other corporation, partnership, association or other organization in which one or more of the directors or officers of the Corporation is a director or officer of, or has a financial interest in (any such party is referred to herein individually as an “Interested Party,” or collectively as the “Interested Parties,” and any such contract or transaction is referred to herein as an “Interested Party Transaction”), shall be void or voidable solely for that reason, or solely because the director or officer is present at or participates in the meeting of the Board which authorized the Interested Party Transaction or solely because the vote of any such director is counted for such purpose, if: (i) the material facts as to the relationship or interest and as to the contract are disclosed or are known to the Board, and the Board in good faith authorizes the contract or transaction by affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, (ii) the material facts as to the relationship or interest and as to the contract are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders, or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board or the stockholders;

WHEREAS, each undersigned stockholder hereby acknowledges that all material facts as to the directors’ relationships or interests as to the transactions set forth in the preceding resolutions have been disclosed and are known to such stockholder;

WHEREAS, each of the undersigned stockholders has had the opportunity to review the Merger Agreement, the Contribution and Distribution Agreement, the Escrow Agreement and the Prospectus and to ask questions of the Corporation and its representatives regarding such agreements and Prospectus, and the respective transactions contemplated thereby, as well as the consents in this Written Consent, and all such questions have been answered fully and to the satisfaction of each such undersigned stockholder. Each of the undersigned stockholders confirms that such undersigned stockholder has had a reasonable time and opportunity to consult with such undersigned stockholder’s financial, legal, tax and other advisors, if desired, before signing this Written Consent; and

WHEREAS, after careful consideration, the undersigned stockholders, constituting the Majority Holders and the Required Stockholders, on behalf of all holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred, and Common Stock, desire to irrevocably consent to and approve the Merger in accordance with the terms of the Merger Agreement and the other agreements, documents and transactions contemplated thereby.

NOW, THEREFORE, BE IT,

RESOLVED, that in accordance with Section 251 and Section 228 of the DGCL, the Merger Agreement, the Merger, the Contribution and Distribution Agreement, and the respective agreements, documents and transactions contemplated thereby (including, without limitation, the determination and allocation of Per Share Merger Consideration and the arrangements relating to the Escrow Agreement, including the deposit of the Escrowed Shares in the Escrow Account and the other escrow and indemnification obligations as set forth therein), as more fully described in the Prospectus, be, and they hereby are, ratified, authorized and approved in all respects;

RESOLVED FURTHER, that the Certificate of Merger in the form attached hereto as Exhibit E (the “Certificate of Merger”), be, and it hereby is, adopted and approved, and that the filing of the Certificate of Merger pursuant to the terms of the Merger Agreement be, and it hereby is, authorized and approved;

RESOLVED FURTHER, that in accordance with the Restated Certificate, the undersigned, constituting the Majority Holders and the Required Stockholders, hereby consent to and approve the terms of the Merger Agreement, the Contribution and Distribution Agreement, the Merger and the respective transactions contemplated thereby and, for purposes of Section B.2.3.2(a) of the Restated Certificate, expressly acknowledge and agree that the Per Share Merger Consideration payable to stockholders of the Corporation is being allocated among the holders of shares of the Corporation’s capital stock in accordance with Subsections 2.1 and 2.2 thereof; and

RESOLVED FURTHER, that the matters and actions approved by the Board pursuant to the Board Resolutions be, and they hereby are, ratified, authorized and approved in all respects.

Waiver of Rights of Notice

WHEREAS, the Corporation may be required to send notice to holders of Preferred Stock prior to any record date or the effective date in connection with any Deemed Liquidation Event;

WHEREAS, pursuant to Article FOURTH Section 8 of the Restated Certificate, any of the rights, powers, preferences and other terms of the holders of Preferred Stock set forth in the Restated Certificate may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the Majority Holders and the Required Stockholders (including, for the avoidance of doubt, the Series F Required Holders (as defined in the Restated Certificate)) (collectively, the “Requisite Majority”); and

WHEREAS, the undersigned, constituting the Requisite Majority and the Required Stockholders, on behalf of all holders of Preferred Stock, desire to waive all rights of notice to which the holders of Preferred Stock may be entitled pursuant to the Restated Certificate with respect to the Merger, the Merger Agreement, the Contribution and Distribution Agreement and the other agreements, documents and transactions contemplated thereby.

NOW, THEREFORE, BE IT

RESOLVED, that in accordance with the Restated Certificate, the undersigned, constituting the Requisite Majority and the Required Stockholders, on behalf of all holders of Preferred Stock, hereby waive all rights of notice to which the holders of Preferred Stock may be entitled pursuant to the Restated Certificate with respect to the Merger, the Merger Agreement, the Contribution and Distribution Agreement, and the other agreements, documents and transactions contemplated thereby.

Termination of Investor Agreements

WHEREAS, in connection with the consummation of the Merger, it is in the best interests of the Corporation and the stockholders of the Corporation to terminate the stockholder agreements previously entered into among the Corporation and certain of the stockholders of the Corporation, as each such agreement is specified on Exhibit F hereto (collectively, the “Investor Agreements”), with such termination to be contingent upon the consummation of the Merger and effective as of immediately prior to the Effective Time.

NOW,	THEREFORE, BE IT,

RESOLVED, that each of the undersigned stockholders acknowledges and agrees that the Investor Agreements to which he, she or it is a party shall be deemed automatically terminated in all respects and of no further force or effect upon the Closing without any further action required by any of the parties thereto; and

RESOLVED FURTHER, that the undersigned stockholders hereby irrevocably waive, both individually and as to all other stockholders, and agree not to exercise (i) any rights to notice contained in any of the Investor Agreements with respect to the Merger or any of the other agreements, documents or transactions contemplated by the Merger Agreement or the Contribution and Distribution Agreement and (ii) any rights inconsistent with the transactions contemplated by the Merger Agreement, the Contribution Agreement or the other documents and agreements contemplated thereby.

Waiver of Appraisal Rights

RESOLVED, that each of the undersigned stockholders acknowledges that such stockholder is aware of such stockholder’s rights to dissent to the Merger and request an appraisal of the fair market value of the Corporation’s capital stock held by such stockholder pursuant to applicable law, including Section 262 of the DGCL, and that by signing this Written Consent, such stockholder irrevocably waives his, her or its rights to dissent and request an appraisal under all applicable laws, including Section 262 of the DGCL.

Appointment of Voyager Stockholders’ Representative

RESOLVED, that SRS be, and it hereby is, appointed to serve as the Voyager Stockholders’ Representative in accordance with Section 6.27 of the Merger Agreement (the “Voyager Stockholders’ Representative”), and that by signing below, each stockholder of the Corporation hereby ratifies, confirms and approves the terms and conditions of Section 6.27 of the Merger Agreement (all as more completely provided in Section 6.27 of the Merger Agreement to): (i) give and receive notices and communications pursuant to the Merger Agreement and the Escrow Agreement (and that notices or communications to or from SRS on behalf of or for a stockholder of the Corporation shall constitute notice to or from such stockholder of the Corporation for purposes of the Merger Agreement and the other documents executed in connection therewith, including the Escrow Agreement); (ii) authorize the delivery to Harbor of cash from the Escrow Account; (iii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of course with respect to claims for indemnification made by any Harbor Indemnitee; (iv) execute and deliver all documents necessary or desirable to carry out the intent of the Merger Agreement, the Contribution and Distribution Agreement, and the respective agreements, documents and transactions contemplated thereby; and (v) take all actions necessary or appropriate in the good faith judgment of the Voyager Stockholders’ Representative.

RESOLVED, that a decision, act, consent or instruction of SRS, including an amendment, extension or waiver of the Merger Agreement or the Escrow Agreement, shall constitute a decision of the stockholders of the Corporation and shall be final, binding and conclusive upon the stockholders of the Corporation. The Corporation, Harbor, Spinco and Merger Sub shall be entitled to rely upon any such decision, act, consent or instruction of SRS as being the decision, act, consent or instruction of the stockholders of the Corporation.

RESOLVED, that each of the undersigned stockholders of the Corporation, in his, her or its individual capacity shall be bound by the terms and conditions of the Merger Agreement, the Contribution and Distribution Agreement and the Escrow Agreement and the other agreements and documents contemplated thereby purporting to bind the stockholders of the Corporation.

Application	of Drag-Along Right

WHEREAS, pursuant to Section 3 (the “Drag-Along Right”) of the Corporation’s Fifth Amended and Restated Voting Agreement (the “Voting Agreement”), as more particularly set forth on Exhibit D, if the Selling Investors (as defined therein) approve a transaction in writing specifying that Section 3 of the Voting Agreement shall apply to such transaction, the terms of such Section 3 shall be applicable to all Stockholders (as defined therein);

WHEREAS, the transactions contemplated by the Merger Agreement constitute a “Sale of the Company” for purposes of Section 3 of the Voting Agreement; and

WHEREAS, the undersigned, constituting the Selling Investors (as defined in the Voting Agreement) desire to approve the transaction and specify that Section 3 of the Voting Agreement shall be applicable to all Stockholders (as defined therein).

NOW,	THEREFORE, BE IT,

RESOLVED, that the terms of Section 3 of the Voting Agreement shall be applicable to the Stockholders in connection with the Transactions (as defined in the Merger Agreement).

General Authority

RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized to execute and deliver any such other documents and instruments and to do and perform such deeds and acts as may be deemed necessary and advisable by such officer or officers in order to carry out and perform the transactions contemplated by the Merger Agreement, the Contribution and Distribution Agreement or the Escrow Agreement and the purposes and intentions of the foregoing resolutions;

RESOLVED, that for the avoidance of doubt, any claim, dispute, or controversy arising from or in connection with this Written Consent (including without limitation the solicitation and effectiveness hereof) shall be governed by the Delaware General Corporation Law and to the extent not addressed thereby, the laws of the State of Delaware (other than the conflict of laws provisions thereof), and that the state and Federal courts of the State of Delaware shall have exclusive jurisdiction for the purpose of any suit, action or other proceeding arising out of or based upon any such claim, dispute or controversy; and

RESOLVED FURTHER, that these resolutions may be executed in two or more counterparts, and by electronic transmission, and each such counterpart shall be deemed an original, and all of which, when taken together, shall constitute but one and the same instrument.

[The remainder of this page is intentionally left blank.

Signature on following page(s).]

IN WITNESS WHEREOF, the undersigned have executed this action by Written Consent of the Stockholders. This action by Written Consent shall be effective as of the date first written above. By signing below, the undersigned is voting all shares of capital stock of all classes and series held by the undersigned in favor of the actions set forth herein.

STOCKHOLDER:

For Individual Stockholder:

Name:
(Please type or print)

Signature

Date:

For Partnership, Corporation or Other Entity

Print or Type Name

By:
Name:
Title:

Date:

[Direct Vet Marketing, Inc. – Stockholder Consent]

EXHIBIT A

MERGER AGREEMENT

(see attached)

EXHIBIT B

CONTRIBUTION AND DISTRIBUTION AGREEMENT

(see attached)

EXHIBIT C

BOARD RESOLUTIONS

(see attached)

EXHIBIT D

FORM OF ESCROW AGREEMENT

(see attached)

EXHIBIT E

FORM OF CERTIFICATE OF MERGER

EXHIBIT F

INVESTOR AGREEMENTS

Fifth Amended and Restated Investors’ Rights Agreement, dated as of July 14, 2017, by and among the Corporation and each of the Investors party thereto.

Fifth Amended and Restated Voting Agreement, dated as of July 14, 2017, by and among the Corporation and each of the Stockholders party thereto.

Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of July 14, 2017, by and among the Corporation and each of the Investors and Key Holders party thereto.

ANNEX C

APPRAISAL RIGHTS NOTICE

[See attached]

DIRECT VET MARKETING, INC.

NOTICE OF APPRAISAL RIGHTS

IN CONNECTION WITH THE MERGER

This Notice of Appraisal Rights is provided in connection with the Agreement and Plan of Merger, dated as of April 20, 2018 (as amended, the “Merger Agreement”), by and among Henry Schein, Inc., a Delaware corporation (“Harbor”), HS Spinco, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Harbor (“Spinco”), HS Merger Sub, Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Spinco (“Merger Sub”), Direct Vet Marketing, Inc., a Delaware corporation (the “Company” and “Voyager”), and Shareholder Representative Services LLC, solely in its capacity as the representative of the stockholders of the Company (the “Stockholders’ Representative”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Merger Agreement.

This Notice of Appraisal Rights (this “Notice”) is provided to the stockholders of the Company pursuant to Section 262(d)(2) of the Delaware General Corporation Law (“DGCL”). Pursuant to the Voyager Stockholder Approval, the Merger was approved on January    , 2019. The Merger will be effective on or about February 4, 2019. Any holders of capital stock of the Company (each a “Company Stockholder” and collectively, the “Company Stockholders”) who have not executed and delivered written consents in favor of the Merger may, by complying with Section 262 of the DGCL, be entitled to appraisal rights as described therein. A copy of Section 262 of the DGCL is attached as Appendix A.

Appraisal Rights under Delaware Law

Any Company Stockholder who:

•	did not consent, by written consent or otherwise, to the adoption of the Merger Agreement;

•	continuously holds his, her or its Voyager Capital Stock through the Effective Time of the Merger;

•	holds such Voyager Capital Stock on the date of the making of a demand for appraisal; and

•

delivers to Direct Vet Marketing, Inc. c/o Covetrus, Inc., 7 Custom House Street, Portland, ME 04101, E-mail: erin.brennan@vetsfirstchoice.com, Attention: Erin Powers Brennan, General Counsel, as the Surviving Corporation in the Merger, a written demand for appraisal of his/her/its shares of Voyager Capital Stock within 20 days after the mailing date of this Appraisal Rights Notice, which demand will need to reasonably inform Direct Vet Marketing, Inc. of such Company Stockholder’s identity and that such Company Stockholder intends thereby to demand the appraisal of his/her/its shares. This 20-day period will expire on February    , 2019;

is entitled to appraisal rights in connection with the Merger under Section 262(d)(2) of the DGCL with respect to any or all shares of Voyager Capital Stock held by such Company Stockholder.

Those Company Stockholders who wish to exercise appraisal rights should read the Prospectus, and carefully follow the procedures set forth in this Notice and under the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached as Appendix A.

COMPANY STOCKHOLDERS WHO ARE CONSIDERING EXERCISING APPRAISAL RIGHTS SHOULD CONSULT THEIR LEGAL ADVISERS. THE STATUTORY RIGHT OF APPRAISAL UNDER THE DGCL REQUIRES STRICT COMPLIANCE WITH THE PROCEDURES SET FORTH IN SECTION

262 OF THE DGCL. FAILURE TO FOLLOW ANY OF THESE PROCEDURES MAY RESULT IN A TERMINATION OR WAIVER OF APPRAISAL RIGHTS UNDER THE DGCL.

Under the DGCL, holders of Voyager Capital Stock immediately prior to the Effective Time who (i) follow the procedures set forth in Section 262 of the DGCL and (ii) do not thereafter withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their shares of Voyager Capital Stock appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be “fair value.” In determining such fair value, the Court will take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. As so determined, the fair value of the Voyager Capital Stock may be the same as, less or more than the value of the Per Share Merger Consideration to be paid to other Company Stockholders pursuant to the Merger.

The applicable provisions of the DGCL are summarized below. Company Stockholders who choose to exercise appraisal rights under the DGCL must fully comply with the requirements of Section 262 of the DGCL.

A Stockholder wishing to exercise his, her or its appraisal rights must, within twenty (20) days of the date of mailing of this notice of appraisal, deliver a written demand for the appraisal of his, her or its shares to Direct Vet Marketing, Inc., c/o Covetrus, Inc., 7 Custom House Street, Portland, ME 04101, E-mail: erin.brennan@vetsfirstchoice.com, Attention: Erin Powers Brennan, General Counsel. The written demand must reasonably inform the Company of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by such holder. Company Stockholders who vote against the Merger (or direct a proxy holder to vote against the Merger), must still make the written demand to the Company as described above in order to exercise their appraisal rights.

Only a holder of record of shares of Voyager Capital Stock issued and outstanding immediately prior to the Effective Time will be entitled to assert appraisal rights for the shares of Voyager Capital Stock registered in that holder’s name. A demand for appraisal in respect of shares of Voyager Capital Stock issued and outstanding immediately prior to the Effective Time should be executed by or on behalf of the holder of record, fully and correctly, as his, her or its name appears on his, her or its stock certificates, and must state that such person intends thereby to demand appraisal of his, her or its shares of Voyager Capital Stock issued and outstanding immediately prior to the Effective Time in connection with the Merger. If the shares of Voyager Capital Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of Voyager Capital Stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder, such as a broker who holds shares of Voyager Capital Stock as nominee for several beneficial owners, may exercise appraisal rights with respect to the shares of Voyager Capital Stock issued and outstanding immediately prior to the Effective Time held for one or more beneficial owners while not exercising such rights with respect to the shares of Voyager Capital Stock held for other beneficial owners; in such case, however, the written demand should set forth the number of shares of Voyager Capital Stock issued and outstanding immediately prior to the Effective Time as to which appraisal is sought and where no number of shares of Voyager Capital Stock is expressly mentioned the demand will be presumed to cover all shares of Voyager Capital Stock which are held in the name of the record owner. Company Stockholders who hold their shares of Voyager Capital Stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

Once the Effective Time of the Merger is known, either the Company or the Surviving Corporation will send a second notice notifying each Company Stockholder who is entitled to appraisal rights of the Effective Time on or within 10 days after the Effective Time. If the second notice is sent more than 20 days following the sending of this Notice, such second notice need only be sent to each Company Stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this section.

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Within 120 days after the Effective Time, but not thereafter, the Company or any holder of Voyager Capital Stock who is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Voyager Capital Stock held by such person. The Company is under no obligation to and has no present intention to file such a petition. Accordingly, it is the obligation of the holders of shares of Voyager Capital Stock to initiate all necessary action to perfect their appraisal rights in respect of such shares within the time prescribed in Section 262.

Within 120 days after the Effective Time, any holder of Voyager Capital Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within ten days after a written request therefor has been received by the Company or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of such stock may, in such person’s own name, file a petition for appraisal or request the statement of shares not voted in favor of the Merger described in this paragraph.

If a petition for an appraisal is timely filed by a holder of shares of Voyager Capital Stock and a copy thereof is served upon the Company, the Company will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all Company Stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to such Company Stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine those Company Stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the holders of shares of Voyager Capital Stock who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any Stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such Stockholder.

After determining the holders of Voyager Capital Stock entitled to appraisal, the “fair value” of their shares of Voyager Capital Stock will be determined by the Delaware Court of Chancery in an appraisal proceeding, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Holders of Voyager Capital Stock considering seeking appraisal should be aware that the fair value of their shares of Voyager Capital Stock as determined under Section 262 could be more or less than or the same as the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of Voyager Capital Stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment.    The costs of the appraisal proceeding (which do not include attorneys’ or experts’ fees) may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any Stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

The costs of the appraisal proceeding may be determined by the Court of Chancery and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any Stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

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Any holder of shares of Voyager Capital Stock who has duly demanded an appraisal in compliance with Section 262 are not entitled to vote the shares of Voyager Capital Stock subject to such demand for any purpose or entitled to the payment of dividends or other distributions on those shares of Voyager Capital Stock (except dividends or other distributions payable to holders of record of Voyager Capital Stock as of a date prior to the Effective Time).

If any Stockholder who demands appraisal of his, her or its shares of Voyager Capital Stock under Section 262 fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in the DGCL, the shares of Voyager Capital Stock of such Stockholder will be converted into the right to receive the Per Share Merger Consideration, but without interest. A Stockholder will fail to perfect, or effectively lose or withdraw, his, her or its right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, or if the Stockholder delivers to the Company a written withdrawal of his, her or its demand for appraisal and an acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of the Company. Once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval; provided, however that the foregoing will not affect the right of any Stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such Stockholder’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the Effective Time.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights (in which event a holder of Voyager Capital Stock will only be entitled to receive the Per Share Merger Consideration).

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APPENDIX A

Delaware General Corporation Law § 262 Appraisal rights

(a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)  Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)  Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.  Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)  In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)  In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)  Appraisal rights shall be perfected as follows:

(1)  If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)  If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1)

the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)  After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l )  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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